55 Technology Way                                        Telephone: 401 392-1000
West Greenwich, Rhode Island  02817                      Fax: 401 392-1234
USA                                                      Website: WWW.GTECH.COM



For Immediate Release                             Contact:   Robert K. Vincent
September 12, 2003                                           Public Affairs
                                                             GTECH Corporation
                                                             401-392-7452

                    GTECH ANNOUNCES RECORD EARNINGS PER SHARE
            Company Reports Fiscal Year 2004 Second Quarter Results;
                   Revises Fiscal Year 2004 Estimates Upward

WEST GREENWICH, RI - (September 12, 2003) - GTECH Holdings Corporation (NYSE:GTK) today announced second quarter earnings for fiscal year 2004 ended August 23, 2003.

"We enjoyed another strong quarter," said GTECH President and CEO W. Bruce Turner. "Global same store sales grew by a healthy seven percent and we experienced solid jackpot activity. The growth in service revenues, combined with operational efficiencies in our business, enabled us to deliver service margins in excess of forty percent, and we generated earnings per share significantly higher than our expectations."

Commenting on the quarter, GTECH Senior Vice President and Chief Financial Officer Jaymin B. Patel said, "We are delighted with the continued improvement in the underlying performance of the business, particularly with the substantial increase in service revenues. The strength of our core business, combined with the exciting opportunities that PolCard and Interlott offer, give us confidence that we can continue to increase profitability and generate strong returns for our shareholders."

Operating Results
-----------------

Revenues for the second quarter of fiscal 2004 totaled $277.2 million, up 25.5% over the $221.0 million of revenues in the second quarter of fiscal 2003. Net income was $48.5 million, or $0.74 per diluted share, up 26.9% over net income of $38.2 million, or $0.66 per diluted share, for the same period last year.

Revenues for the first six months of fiscal 2004 were $516.8 million, up 14.2% over revenues of $452.4 million in the first six months of fiscal 2003. Net income was $89.5 million, or $1.43 per diluted share, up substantially over net income of $67.2 million, or $1.14 per diluted share, for the same period last year.

Second Quarter
--------------

Service revenues were $238.0 million in the quarter, up 12.5% over the $211.6 million of service revenues in the same quarter last year, driven by the continued strength of same store sales, strong jackpot activity, favorable exchange rates, and the acquisition of PolCard.

Product sales in the second quarter of fiscal 2004 were $39.2 million, up substantially over the $9.4 million recorded in the second quarter of fiscal 2003, primarily driven by the sale of GTECH's new interactive, web-based software application, ES Interactive(TM), to the Company's customer in the United Kingdom.

Service margins improved to 44.2% in the second quarter of fiscal 2004 from 40% in the prior year quarter. Fiscal 2004 second quarter service margins benefited from lower depreciation associated with existing contracts and improved operating efficiencies, combined with the impact of higher jackpot activity.

Operating expenses in the second quarter of fiscal 2004 were $41.2 million, up $11.1 million compared to the $30.1 million of operating expenses incurred in the second quarter of fiscal 2003. This increase was driven by $6.9 million of increased spending on research and development as the Company continues its efforts to accelerate the development and deployment of industry-leading products into the marketplace and to execute against its commercial services strategy. In addition, selling, general, and administrative expense was up $4.2 million, primarily driven by business development activities in Poland and Mexico, increased marketing expenses primarily associated with trade shows and conferences, and the consolidation of PolCard.

Year to Date
------------

Service revenues were $461.6 million in the first six months of fiscal 2004, up 6% over the $435.3 million of service revenues in the same period last year, primarily due to worldwide same store sales growth.

Product sales in the first six months of fiscal 2004 were $55.3 million, compared to $17.0 million recorded in the first six months of fiscal 2003, again, primarily driven by the sale of ES Interactive to GTECH's customer in the United Kingdom.

Service margins improved to 43.8% compared to 37.1% in the first six months of fiscal 2003, primarily driven by lower depreciation associated with existing contracts and the absence of certain consulting costs incurred during the first six months of the prior year.

Operating expenses in the first six months of fiscal 2004 were $79.8 million, up $20.3 million compared to the $59.5 million of operating expenses incurred during the first six months of fiscal 2003. This increase was driven by $14.8 million of increased spending on research and development and $5.5 million of increased selling, general, and administrative expense for the reasons outlined above.

Cash Flow and Investments
-------------------------

During the first six months of fiscal 2004, GTECH generated $170.5 million of cash from operations, which, along with cash on hand, was principally used to fund investing activities totaling $204.8 million, including the acquisition of PolCard. At the end of the fiscal 2004 second quarter, the Company had no borrowings under its $300 million credit facility.

During the fiscal 2004 second quarter, GTECH paid its first quarterly cash dividend of $0.17 per share to shareholders of record as of July 15, 2003, for a total of $9.9 million.

Financial Outlook
-----------------

The Company revised earnings guidance for the fiscal year ending February 28, 2004.

GTECH expects service revenue growth in the range of 7% to 8%, and product sales to be in the range of $120 million to $130 million. The Company expects service margins in the range of 41% to 43% for the current fiscal year and product margins in the range of 32% to 34%.

Based on this outlook, the Company now expects earnings per share for fiscal 2004 to be in the range of $2.65 to $2.75 on a fully-diluted basis, compared with earnings per share of $2.43 reported in fiscal 2003. This is an upward revision of the previously announced $2.55 to $2.65 per share. In addition, in conjunction with the consolidation of the partnership that owns GTECH's headquarters facilities, in compliance with FASB Interpretation Number 46 (FIN
46) "Consolidation of Variable Interest Entities," the Company expects to report a one-time, non-cash, pre-tax gain in the amount of $0.05 per diluted share. Including the impact of this cumulative effect of accounting change, the Company expects to report earnings per share in the range of $2.70 to $2.80 on a fully diluted basis. Current diluted share estimates for the year are at 65 million shares.

For the third quarter of fiscal 2004, ending November 22, 2003, GTECH expects service revenue growth in the range of 8% to 10%, and product sales in the range of $40 million to $45 million. The Company expects service margins in the range of 40% to 42%, and product margins in the range of 36% to 38%. Accordingly, GTECH expects diluted earnings per share to be in the range of $0.55 to $0.60 per share for the quarter, after considering the impact of its convertible debentures of approximately $0.06 per share. This compares to $0.57 reported in the same period last year. Including the one-time gain relating to the adoption of FIN 46 referenced above, the Company expects to report diluted earnings per share in the range of $0.60 to $0.65 per share.

The third quarter outlook assumes a full quarter of revenues from PolCard and approximately two months of revenues from the pending acquisition of Interlott, scheduled to be completed on September 18, 2003.

Second Quarter Highlights
-------------------------

In the second  quarter of fiscal 2004,  GTECH  continued to execute  against its
growth   strategy  by  signing  new  contracts  and  contract   extensions  both
domestically and abroad.

The Company was awarded a new five-year integrated services contract by the Wisconsin Lottery to provide a fully integrated online and instant ticket gaming system, and IP-based wireless telecommunications network.

The Michigan Lottery signed a three-year contract extension with GTECH and exercised an option in its existing contract with GTECH for Club Keno(R).
Additionally, GTECH extended its relationship with lottery customers in New Zealand, Sweden, Turkey, and with the Idaho Department of Fish and Game.

GTECH also entered into a five-year agreement with The National Lotteries Control Board and The Betting Levy Board in Trinidad and Tobago to provide a complete video lottery solution, including a central system, video lottery terminals (VLTs), and communications network.

After the close of the second quarter, GTECH strengthened its market leadership in the core lottery business when the Company was named the successful vendor to provide online lottery equipment and services to the Florida Lottery under a multi-year integrated services contract, following a competitive procurement. Also after the close of the quarter, GTECH signed an agreement with the Texas Lottery to provide 1,000 Altura(R) Self Service Terminals (SSTs) and 8,000 LED messaging displays; and a two-year extension agreement with its customer, Dansk Tipstjeneste, in Denmark.

"These wins demonstrate GTECH's continued technical strength and financial soundness to compete in today's dynamic and highly competitive lottery industry," continued Mr. Turner. "In fact, Florida is the fourth consecutive jurisdiction to validate the strength of our technology offerings, by giving GTECH the highest technical score of all bidders. Scheduled to begin in February 2005, the Florida Lottery contract serves to secure future revenues for GTECH in fiscal 2006 and beyond."

Other Business Developments
---------------------------

In the second quarter, GTECH successfully completed the acquisition of PolCard S.A., the leading credit and debit card merchant transaction acquirer and processor company in Poland.

Also in the quarter, GTECH completed the final agreement and negotiations of a 20-year Master Contract with the Rhode Island Lottery that allows GTECH the right to be the exclusive provider of online, instant-ticket, and video lottery central systems and services. In addition, the Company will work with the Rhode Island Lottery to introduce a number of other government and commercial transaction services. As previously reported, the Company plans to relocate it headquarters facility to Providence, Rhode Island. A key component of the overall deal was a tax stabilization agreement for the Company's proposed World Headquarters in downtown Providence. The Providence City Council passed this agreement in early July.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the possibility of significant fluctuation of quarterly operating results; (viii) the intensity of competition in the lottery industry; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.
                                       ooo

GTECH, a leading global information technology company with $1 billion in revenues and approximately 4,600 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.
                                      -000-



Consolidated statement of operations to follow:

CONSOLIDATED INCOME STATEMENTS
GTECH HOLDINGS CORPORATION AND SUBSIDIARIES


                                                         (Unaudited)
                                                      Three Months Ended
                                                  --------------------------
                                                   August 23,     August 24,
                                                      2003          2002
                                                      -----         ----
                                                   (Dollars in thousands,
                                                  except per share amounts)
Revenues:
  Services                                          $ 238,019    $ 211,600
  Sales of products                                    39,228        9,358
                                                    ---------    ---------
                                                      277,247      220,958
Costs and expenses:
  Costs of services                                   132,805      126,942
  Costs of sales                                       28,810        4,109
                                                    ---------    ---------
                                                      161,615      131,051
                                                    ---------    ---------

Gross profit                                          115,632       89,907

Selling, general and administrative                    27,051       22,901
Research and development                               14,106        7,170
                                                    ---------    ---------
Operating expenses                                     41,157       30,071
                                                    ---------    ---------

Operating income                                       74,475       59,836

Other income (expense):
  Interest income                                       1,021          977
  Equity in earnings of unconsolidated affiliates       2,691        1,261
  Other income                                            465        2,269
  Interest expense                                     (1,705)      (2,718)
                                                    ---------    ---------
                                                        2,472        1,789
                                                    ---------    ---------

Income before income taxes                             76,947       61,625

Income taxes                                           28,471       23,418
                                                    ---------    ---------

Net income                                          $  48,476    $  38,207
                                                    =========    =========

Basic earnings per share                            $    0.84    $    0.67
                                                    =========    =========

Diluted earnings per share                          $    0.74    $    0.66
                                                    =========    =========

Weighted average shares outstanding - basic            57,918       57,225
                                                    =========    =========

Weighted average shares outstanding - diluted          65,908       58,299
                                                    =========    =========

Dividends per share - common stock                  $    0.17    $    --
                                                    =========    =========

CONSOLIDATED INCOME STATEMENTS
GTECH HOLDINGS CORPORATION AND SUBSIDIARIES


                                                           (Unaudited)
                                                        Six Months Ended
                                                     -----------------------
                                                    August 23,    August 24,
                                                       2003         2002
                                                       ----         ----
                                                    (Dollars in thousands,
                                                   except per share amounts)
Revenues:
  Services                                          $ 461,557    $ 435,335
  Sales of products                                    55,275       17,035
                                                    ---------    ---------
                                                      516,832      452,370
Costs and expenses:
  Costs of services                                   259,602      273,877
  Costs of sales                                       37,439       10,356
                                                    ---------    ---------
                                                      297,041      284,233
                                                    ---------    ---------

Gross profit                                          219,791      168,137

Selling, general and administrative                    51,331       45,810
Research and development                               28,496       13,672
                                                    ---------    ---------
  Operating expenses                                   79,827       59,482
                                                    ---------    ---------

Operating income                                      139,964      108,655

Other income (expense):
  Interest income                                       2,209        1,819
  Equity in earnings of unconsolidated affiliates       4,620        1,957
  Other income (expense)                                 (715)       1,678
  Interest expense                                     (4,011)      (5,643)
                                                    ---------    ---------
                                                        2,103         (189)
                                                    ---------    ---------

Income before income taxes                            142,067      108,466

Income taxes                                           52,565       41,218
                                                    ---------    ---------

Net income                                          $  89,502    $  67,248
                                                    =========    =========

Basic earnings per share                            $    1.56    $    1.17
                                                    =========    =========

Diluted earnings per share                          $    1.43    $    1.14
                                                    =========    =========

Weighted average shares outstanding - basic            57,413       57,387
                                                    =========    =========

Weighted average shares outstanding - diluted          62,994       58,763
                                                    =========    =========

Dividends per share - common stock                  $    0.17    $    --
                                                    =========    =========

CONSOLIDATED BALANCE SHEETS
GTECH HOLDINGS CORPORATION AND SUBSIDIARIES


                                                                                                  (Unaudited)
                                                                                           August 23,    February 22,
                                                                                             2003             2003
                                                                                             -----            ----
ASSETS                                                                                     (Dollars in thousands)
CURRENT ASSETS:
  Cash and cash equivalents                                                               $    94,322    $   116,174
  Trade accounts receivable, net                                                              106,564        107,666
  Sales-type lease receivables                                                                  4,213          4,400
  Inventories                                                                                  57,448         72,287
  Deferred income taxes                                                                        29,410         29,410
  Other current assets                                                                         28,849         18,660
                                                                                          -----------    -----------
        TOTAL CURRENT ASSETS                                                                  320,806        348,597

SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS, net                                504,348        410,911

GOODWILL, net                                                                                 146,995        115,498

OTHER ASSETS                                                                                   97,862         79,189
                                                                                          -----------    -----------
        TOTAL ASSETS                                                                      $ 1,070,011    $   954,195
                                                                                          ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                        $    63,375    $    74,042
  Accrued expenses                                                                             53,565         51,200
  Employee compensation                                                                        28,335         37,494
  Advance payments from customers                                                              75,162         69,706
  Income taxes payable                                                                         50,118         54,043
  Taxes other than income taxes                                                                25,262         16,020
  Short term borrowings                                                                         2,219          2,616
  Current portion of long-term debt                                                             8,813          6,992
                                                                                          -----------    -----------
        TOTAL CURRENT LIABILITIES                                                             306,849        312,113

LONG-TERM DEBT, less current portion                                                          286,595        287,088

OTHER LIABILITIES                                                                              42,942         39,428

COMMITMENTS AND CONTINGENCIES                                                                    --             --

SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $.01 per share - 20,000,000 shares authorized, none issued          --             --
  Common Stock, par value $.01 per share - 150,000,000 shares authorized,
    92,296,404 and 92,296,404 shares issued; 58,235,704 and 56,638,331 shares
    outstanding at August 23, 2003 and February 22, 2003, respectively                            923            923
  Additional paid-in capital                                                                  245,962        235,266
  Accumulated other comprehensive loss                                                        (91,433)       (95,488)
  Retained earnings                                                                           765,230        684,653
                                                                                          -----------    -----------
                                                                                              920,682        825,354
  Less cost of 34,060,700 and 35,658,073 shares in treasury at
    August 23, 2003 and February 22, 2003, respectively                                      (487,057)      (509,788)
                                                                                          -----------    -----------
                                                                                              433,625        315,566
                                                                                          -----------    -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $ 1,070,011    $   954,195
                                                                                          ===========    ===========

CONSOLIDATED STATEMENTS OF CASH FLOWS
GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                                                                                     (Unaudited)
                                                                                   Six Months Ended
                                                                                 -------------------------
                                                                                  August 23,    August 24,
                                                                                     2003          2002
                                                                                    -----         ----
                                                                                   (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                                                        $  89,502    $  67,248
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation                                                                    51,924       66,619
     Intangibles amortization                                                         1,762        3,369
     Tax benefit related to stock award plans                                        10,696        7,299
     Equity in earnings of unconsolidated affiliates, net of dividends received        (289)         653
     Other                                                                            3,748        3,731
     Changes in operating assets and liabilities:
     Trade accounts receivable                                                        9,769        8,490
     Inventories                                                                     14,839      (12,780)
     Other assets and liabilities                                                   (11,497)      55,024
                                                                                  ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                           170,454      199,653

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets relating to contracts             (143,774)     (88,395)
Acquisitions (net of cash acquired)                                                 (41,023)        --
Investments in and advances to unconsolidated subsidiaries                           (1,185)        --
Other                                                                               (18,785)      (2,950)
                                                                                  ---------    ---------
NET CASH USED FOR INVESTING ACTIVITIES                                             (204,767)     (91,345)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt                                          1,409         --
Principal payments on long-term debt                                                 (2,146)      (3,616)
Purchases of treasury stock                                                            --        (42,453)
Proceeds from stock options                                                          21,101       14,331
Dividends paid                                                                       (9,883)        --
Other                                                                                  (484)       1,504
                                                                                  ---------    ---------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                                  9,997      (30,234)

Effect of exchange rate changes on cash                                               2,464        1,737
                                                                                  ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                   (21,852)      79,811

Cash and cash equivalents at beginning of period                                    116,174       35,095
                                                                                  ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $  94,322    $ 114,906
                                                                                  =========    =========